Exhibit 10.11

Sales Contract

Today, December tenth, two thousand nineteen

December 10, 2019

the following persons simultaneously appeared before me,

Notary Bernhard H i l l e,

with a registered office in Augsburg in the business office located at

Annastrasse 4, 86150 Augsburg:

1st	Mr. Eric Bader, born on 9/9/1977, residing in Monchsdeggingen, identified by an official photo ID,

with a business address at Daimlerstrasse 22, 86368 Gersthofen;

here acting not in his own name, but

a)	as authorized representative and managing director who is exempt from the limitations of §181 BGB (Bürgerliches Gesetzbuch [German Civil Code]) for

ExOne Property GmbH, with its registered office in Gersthofen
(business address: Daimlerstrasse 22 in 86368 Gersthofen), entered in the Commercial Register of the Augsburg District Court under HRB 28119

- hereinafter referred to as “Seller 1” -

and

b)	as authorized representative and managing director who is exempt from the limitations of §181 BGB for

ExOne GmbH, with its registered office in Gersthofen

(business address: Daimlerstrasse 22 in 86368 Gersthofen), entered in the Commercial Register of the Augsburg District Court under HRB 20036

508UC

- hereinafter referred to as “Seller 2” -

2.	Mr. Anton Kopp, born on 11/30/1948,

personally known to me,

with a business address at Ludwigstrasse 13 in 86152 Augsburg, here a c t i n g not in his own name, but as an authorized managing director of the

Solidas Immobilien und Grundbesitz GmbH
with its registered office in Augsburg

(business address: Ludwigstrasse 13, 86152 Augsburg), entered in the Commercial Register of the Augsburg District Court under HRB 22290

- hereinafter referred to as “Buyer” -

Attestations to powers of representations shall be provided separately.

Seller 1 and Seller 2 are hereinafter collectively also referred to as the “Seller” and individually as the “respective Seller.” Seller and Buyer are hereinafter also collectively referred to as the “Parties.”

After instructions were given by the Notary about mandatory obligations pursuant to the GwG (Geldwäschegesetz [Money Laundering Act]), the Parties who appeared declare for themselves that the companies they represent are acting on their own account.

According to their information and based upon the Notary’s conviction, Mr. Bader and Mr. Kopp are sufficiently proficient in the German and English languages.

Upon request, I certify the declarations as set forth in the following:

After being instructed about the legal basis for conducting the present legal transaction, all Parties declare to be acting in exercise of their commercial or independent professional activity and thus are business owners within the meaning of §14 BGB.

I.

1. Real Estate Property

The property which is detailed in the following is the “Contractual Object 1.”

The following real estate property from the district of Gersthofen is entered in the land register of the Augsburg District Court from

Gersthofen Sheet 14979

as follows:

land parcel 647/2	Daimlerstrasse 22, Building and outdoor areas	at 30,019 m2.

A copy of the ground plan is appended to this deed as Addendum 1. That copy was submitted for inspection.

Registered as the owner is:

ExOne Property GmbH, Gersthofen (Seller 1).

The following encumbrances are entered in the land register:

Department II:

serial no. 1: Limited personal encumbrance - charged to land parcel 647/2 - (right to lay cables) for Lechwerke AG, Augsburg.

Department III:

no encumbrance.

The following encumbrances shall continue to exist and are assumed by Buyer as of the transfer of possession (without applying to the purchase price) who shall accept, comply with, and fulfill the encumbrance in rem, entering into all rights and duties under the law of obligations that arise from the permits, registration orders, and agreements under the law of obligations:

All encumbrances identified above and entered in Department II’s land register.

2. Facility Equipment

The facility equipment described in detail in the following is the “Contractual Object 2.”

Seller 2 sells the facility equipment located on or in Contractual Object 1 and definitively detailed in Addendum 2.

The items listed in Addendum 3 as well as other items owned by Seller 1 or 2 (e.g. installations, renovated structures, furnishings, inventory, technical systems, etc.) are explicitly not sold, even if they are currently located on or in Contractual Object 1; the Parties are in agreement that these items are installed on or in Contractual Object 1 only for a temporary purpose for the period of Seller 2’s continued use of Contractual Object 1 (cf. Section IV.) and, therefore, are not designed to serve the commercial purpose of the primary matter (Contractual Object 1). Seller 2 is authorized but not obligated to remove these items.

II.

1.

ExOne Property GmbH

- hereinafter referred to as “Seller 1” -

hereby sells the contractual property described in Section I.1. (collectively “Contractual Object 1”).

to

Solidas Immobilien und Grundbesitz GmbH

- hereinafter referred to as “Buyer” -

for its sole ownership,

with all rights, obligations, essential components, and statutory equipment, provided they are not owned by Seller 1 (the Parties again explicitly agree that the items described above in Section I.2 as Contractual Object 2, as well as the items listed in Addendum 3 are not deemed equipment within this sense).

It is clarified that equipment owned by third parties, other movable property, as well as other movable property temporarily installed by third parties and/or by Seller 1 or 2 are not part of Contractual Object 1.

2.

ExOne GmbH

- hereinafter referred to as “Seller 2” -

hereby sells and conveys—with effect for transfer of possession—the contractual property described in Section I.2 in conjunction with Addendum 2 (“Contractual Object 2”)

to

Solidas Immobilien und Grundbesitz GmbH

- hereinafter referred to in the following as “Buyer” -

who accepts the sale and conveyance,

for its sole ownership,

with all rights and obligations.

3.

Contractual Objects 1 and 2 are collectively referred to in this Sales Contract as the “entire contractual object” or the “contractual objects” and are separately referred to as “the respective contractual object.”

III.

1. Purchase Price

The purchase price for Contractual Object 1 and Contractual Object 2 comes to a total of

€17,000,000.00

(in words: Euro seventeen million).

The purchase price consists of two parts:

Purchase Price 1

Purchase Price 1 is €15,500,000.00 for the property plus the buildings (Contractual Object 1).

Purchase Price 2

Purchase Price 2 is €1,500,000.00 for Seller 2’s movable items sold with this deed (Contractual Object 2).

VAT rule regarding Contractual Object 1

The following applies to the VAT regarding Contractual Object 1:

1.

Seller 1 and Buyer confirm that they are each business owners within the meaning of §2 UStG (Umsatzsteuergesetz [German Value Added Tax Act]). Seller 1 declares that the sale of Contractual Object 1 shall occur within the scope of its business. Buyer guarantees that it shall acquire Contractual Object 1 for its company.

2.

Buyer declares that it intends to continue using Seller 1’s leasing company in the future. The Parties mutually agree to assume that the sale of Contractual Object 1 does not constitute a taxable sale of an entire business pursuant to §1(1a) UStG, such that the sale is not subject to VAT.

a)	After transfer of possession, Seller 1 shall provide Buyer with all information that is available to Seller 1 and is relevant for an adjustment pursuant to §15a UStG.

b)

Seller 1 shall exempt Buyer from input tax adjustments pursuant to §15a UStG which are caused by Seller 1 because of a change in conditions that are binding on the input tax deduction until the time of transfer of possession and which are to be continued by Buyer because of §15a(10) UStG, starting from the time of transfer of possession for the then still remaining correction period. If an input tax correction entails asserting additional input tax, Buyer is required to pay the additional input tax to Seller 1; this applies independently of whether the relevant, additional input taxes are paid out to Buyer or otherwise offset.

3.

As a precaution, but absolutely pursuant to §9 UStG, Seller 1 hereby waives the VAT exemption pursuant to §4(9a) UStG and opts into VAT regarding sales that fall under the GrEStG (Grunderwerbsteuergesetz [German Real Estate Transfer Tax Act]).

a)

If, in the opinion of the German Tax Office with jurisdiction for Seller 1, the sale does not constitute a sale of an entire business pursuant to §1(1a) UStG, the aforementioned Purchase Price 1 is a net purchase price that does not include any VAT. In this case, the VAT that applies to Purchase Price 1 is also owed by Buyer. If, pursuant to §13b(5) in connection with (2) no. 3 UStG, Buyer owes VAT, Buyer shall pay this directly to the German Tax Office. Buyer’s duty to report and pay the VAT that might be owed is solely geared toward the statutory regulations that are binding on Buyer.

b)

Seller 1 shall not invoice Buyer for the VAT that Buyer owes pursuant to §13b UStG. Seller 1 must issue Buyer a proper invoice pursuant to §§14, 14a UStG. The Parties clarify that this contract—alone or with other documents—does not constitute an invoice within the meaning of §§14, 14a UStG.

4.	Buyer shall reimburse Seller 1 for all costs and damages that arise from the inaccuracy of the above information.

VAT rule regarding Contractual Object 2

The following applies to the VAT regarding Contractual Object 2:

In addition to Purchase Price 2, VAT is owed in the statutory amount. Accordingly, Seller 2 shall issue Buyer an invoice that meets VAT regulations.

Seller 2 and Buyer assume that the sale of Contractual Object 2 provided for under this contract does not constitute a taxable sale of an entire business pursuant to §1(1a) UStG. In the case that, contrary to the Parties’ opinion, the German Tax Office with jurisdiction assumes a sale of an entire business pursuant to §1(1a) UStG by means of a corresponding, formal, legally valid assessment, the above sections 1 and 2 of the VAT rule regarding Contractual Object 1 apply accordingly.

2. Due Dates

The purchase price for the entire contractual object is due and payable—subject to the rule in Section III.5—after Buyer receives a due date notification from the Notary by registered letter (with a duplicate for Seller) stating that

-

Buyer’s notice of conveyance (cf. Section VIII. 1) is registered, wherein the rights listed in Section I of this deed as well as the rights created with the consent or in collaboration with Buyer may have priority;

-	a “negative certificate” is available which states that the municipality is not exercising its right of preemption pursuant to the BauGB (Baugesetzbuch [German Construction Code]);

-	a “negative certificate” on the right of preemption is available pursuant to the BayNatSchG (Bayerisches Naturschutzgesetz [Bavarian Act on the Protection of Nature]);

-

the Notary has all other official permits and notices required for properly registering the transfer of title in the land register (except the clearance certificate due to real estate sales tax) without restrictions.

The purchase price is due 10 bank business days after receipt of the due date notification specified above, but not prior to 12/30/2019.

Account

Purchase Price 1 is to be paid to the following account of Seller 1:

Financial institution:	Stadtsparkasse Augsburg
IBAN:	DE 31 7205 0000 0250 9438 67
BIC:	AUGSDE77XXX
Purpose:	Payment on purchase price real estate Gersthofen,
Daimlerstr. 22

Purchase Price 2 is to be paid to the following account of Seller 2:

Financial institution:	Stadtsparkasse Augsburg
IBAN:	DE26 7205 0000 0250 4917 43
BIC:	AUGSDE77XXX
Purpose:	Payment on purchase price facility equipment
Gersthofen, Daimlerstr. 22

3. Default

Buyer is in default after the purchase price due date passes without a further reminder, if Buyer does not pay the purchase price, in whole or in part, to Seller within the payment period designated in Section III.2. Buyer’s receipt of the notification from the Notary about the due date of the purchase price is deemed the event preceding performance within the meaning of §286(2) no. 2 BGB. Buyer is also in default without a further reminder if and to the degree Buyer has not paid the deposit to be paid under Section III.5 to Seller 1’s account at the latest by 12/27/2019. The rule of §286(4) BGB remains unaffected.

4. Buyer’s Submission to Immediate Execution

Buyer’s Submission to Immediate Execution in Relation to Seller 1

Buyer submits all of its assets to immediate mandatory enforcement of this deed in relation to Seller 1 regarding the obligation to pay Purchase Price 1 and regarding any default interest as set forth in section 3 above. With regard to the certainty of the enforcement proceedings, Purchase Price 1 and default interest from this purchase price in the amount of 9% points above the base interest rate pursuant to §247 BGB p.a. is considered owed to Seller 1 as of 12/27/2019. An enforceable duplicate of this deed with Buyer’s above statement to submit to immediate execution can be issued at any time after the purchase price due date passes as set forth in Section III.2 without further proofs. The Notary shall notify Buyer of the issuance of an enforceable duplicate of this deed.

Buyer’s Submission to Immediate Execution in Relation to Seller 2

Buyer submits all of its assets to immediate mandatory enforcement of this deed in relation to Seller 2 regarding the obligation to pay Purchase Price 2 and regarding any default interest as set forth in section 3 above. With regard to the certainty of the enforcement proceedings, Purchase Price 2 and default interest from this purchase price in the amount of 9% points above the base interest rate pursuant to §247 BGB p.a. is considered owed to Seller 2 as of 12/27/2019. An enforceable duplicate of this deed with Buyer’s above statement to submit to immediate execution can be issued at any time after the purchase price due date passes as set forth in Section III.2 without further proofs. The Notary shall notify Buyer of the issuance of an enforceable duplicate of this deed.

Notice

Section VII.4 contains a further statement on submission to immediate mandatory enforcement.

5. Payment of Purchase Price

The parties are in agreement that a partial amount of €2,000,000.00 (in words: two million Euro) of Purchase Price 1 set forth in Section III.1 is due and payable already today, irrespective of the due date set forth in Section III.2, and is to be paid promptly by Buyer no later than 12/27/2019 as a deposit on Purchase Price 1 (also referred to in this Sales Contract as “deposit amount”) to the account of Seller 1 (cf. Section III.2). According to information from Buyer, the deposit amount is paid to the account of Seller 1 on the day of today’s certification. Seller 1 has promptly informed the Notary whether the payment of the deposit amount has been made to its account in a timely manner. The deposit amount is a part of Purchase Price 1—subject to the rule in Section VII. 4.

The Notary has notified Buyer of the fact that payment of the deposit is not a secured advance. Buyer declares that Buyer waives a surety for the deposit and does not desire any other arrangement for payment of the purchase price.

6. Financing Assistance

Seller 1 agrees to provide assistance when ordering enforceable (§800 ZPO (Zivilprozessordnung [German Code of Civil Procedure]) liens on Contractual Object 1 in favor of German of Austrian financial institutions and insurers and to file the required registration applications with the land registry office.

For the time being, the loan amounts are exclusively to be used for payment of Purchase Price 1 (without the deposit amount set forth in Section III.5) and are to be disbursed to the authorized parties, otherwise to Seller, in accordance with this Sales Contract, when removing encumbrances. The liens initially serve only to secure the amounts actually paid on Purchase Price 1 (without the deposit amount set forth in Section III.5). Further purposes do not apply until the purchase price is paid in full. The deposit set forth in Section III.5 may not be financed by the loan. Upon rescinding this Sales Contract, the creditor must approve deletion of the lien from the land register simultaneous to repayment of the purchase price amounts paid under the contract by the creditor to Seller (if applicable, less the contractual penalty set forth in Section VII.4), considering the removal of existing encumbrances. Ownership rights and secured claims are assigned to Buyer, which are caused by transfer of ownership.

Seller 1 grants to Buyer the

p o w e r o f a t o r n e y

to represent it for the purposes of conducting the above legal transactions. Buyer is authorized to grant sub-powers of attorneys. The power of attorney may be exercised only by the officiating Notary or his representative.

Instructions on power of attorney

The Notary is instructed to permit the power of attorney to be exercised only under the following conditions:

The documents creating a mortgage may not include a declaration of personal liability of Seller 1.

The power of attorney may be exercised only after Seller 1 has confirmed to the Notary that the deposit has been paid by Buyer (cf. Section III.5).

The Notary is further instructed to report to the creditor the disbursement instructions and the restriction of the purpose and only to register the liens ordered on the basis of the above power of attorney in the land register and to provide the creditor, Buyer and/or another third party with a duplicate as required by the land register and/or with an enforceable copy of the document creating liens on property only after the Notary has a written (text form suffices) declaration of obligation from the creditor regarding the agreed disbursement instructions and the restriction of the purpose (wherein it can be made sure that the declaration of obligation within the meaning of §328 BGB may also be used directly by Seller 1).

The enforcement instructions apply only to the internal relationship to the Notary; the power of attorney applies to the land registry office without restriction.

IV.

Transfer of Possession

(Indirect) ownership, uses, charges, fees, public safety obligations, liabilities, and risks of the respective contractual object transfer to Buyer—independently of when the purchase price is paid—(automatically) on 12/31/2019 (midnight).

Entering into a Lease Agreement

According to information from Seller 1, Contractual Object 1 is currently completely leased—subject to VAT—to Seller 2. Seller 1 and Seller 2 hereby agree that the Lease Agreement existing between them shall be cancelled and ended, effective at the time of transfer of possession. This previous Lease Agreement between Sellers shall not explicitly be taken over by Buyer.

Buyer (as the future Landlord) and Seller 2 (as the Tenant) hereby enter into the Lease Agreement on the entire contractual object (including all Addenda to the Lease Agreement mentioned therein), appended here as Addendum 4, on 1/1/2020 midnight, subject to the condition precedent. Reference is made to the Lease Agreement included in Addendum 4, including all Addenda to the Lease Agreement mentioned therein. Plans and images were submitted for inspection. Additionally, Addendum 4 (including all Addenda mentioned therein) was read aloud, unless otherwise provided in the deed. For purposes of proof, copies of Addenda 7, 10a and 10b to Lease Agreement are appended as Addenda that have not been read aloud. Addendum 1 in the Lease Agreement is identical with Addendum 2 in the primary deed.

Buyer and Seller 2 are in agreement that Seller 2 is entitled in full to all earnings and other economic advantages resulting from use and operation of the solar cell systems available on Contractual Object 1, within the scope and during the term of the Lease Agreement appended as Addendum 4, as of the day of transfer of possession.

Taxes, fees, and other charges that the respective Seller has paid beyond the day of the transfer of possession are to be reimbursed when invoiced.

Insurance

Buyer takes over no insurance for the contractual objects from Sellers. Sellers shall keep the insurance in force in the previous scope for each contractual object until transfer of possession and shall then end insurance coverage. Buyer is required to take out the required and adequate insurance coverage of the respective contractual object as of transfer of possession, particularly building insurance against damages caused by natural forces as well as building insurance and property owner liability insurance. Proof of insurance must also be promptly furnished to Seller no later than 1 week after transfer of possession as well as at any time until the purchase price is paid in full to Seller, upon request of Seller. If Buyer does not provide proof of insurance, Sellers are authorized (but not obligated) to take out insurance coverage as a replacement at the expense of Buyer and keep it in force until the purchase price is paid in full. The Notary has pointed out the statutory cancellation possibilities for property insurance arising out of §96 VVG (Versicherungsvertragsgesetz [German Act on Insurance Policies]); Sellers assume the duty to notify the insurer of the disposal pursuant to §97 VVG. Buyer declares that Buyer does accept any payment obligations for Seller 1 or Seller 2’s insurance going beyond 12/31/2019; the rule in the above sentence 3 half-sentence 2 and the rule of the Lease Agreement appended as Addendum 4 remain unaffected.

V.

Buyer’s Due Diligence, Defects in Title and Material Defects

Sellers have provided Buyer with documents and information on the respective contractual objects (referred to in this Sales Contract as “Due Diligence Documents”) an index of the Due Diligence Documents is appended for information purposes as Addendum 5, which was not read aloud. Buyer has also thoroughly inspected the contractual objects, calling on its own experts and advisers as well, and has conducted legal, technical, tax-related, and economic reviews. Buyer confirms with regard to the contractual objects that Buyer has full knowledge of the documents and information provided by Sellers and their respective legal and actual effects. The Due Diligence Documents as well as the facts and circumstances which are identified in this

Sales Contract, including its Addenda, or which were disclosed by Sellers to Buyer in another way prior to today’s certifications, or which were determined by Buyer itself or are discernible from an expert review, are deemed to be known by Buyer. This being the case, the Parties are in agreement that all of Buyer’s claims and rights in relation to Sellers—no matter what kind they are—are excluded provided they refer to the facts or circumstances that are known to Buyer or are deemed to be known by Buyer. Buyer must attribute to itself as its own knowledge the knowledge and grossly negligent lack of knowledge of the natural persons and employees of legal persons whom it consulted directly or indirectly for the legal, technical, tax-related, and economic review and assessment of the contractual objects for the purposes of this Sales Contract.

Sellers owe the unencumbered transfer of ownership and possession of the respective contractual object, unless agreed to otherwise in this Sales Contract (cf. Section I.1). Encumbrances and commitments that are not assumed and that are entered in the land register are promptly to be eliminated by Seller 1. Declarations that are required to clear encumbrances shall receive consent upon the filing of an application for execution. All claims and rights to which each Seller is entitled regarding the encumbrances to be eliminated are hereby transferred to Buyer, which is caused by payment of the purchase price.

The following is agreed to regarding Contractual Object 1: Buyer’s claims and rights due to other defects in title, particularly due to old legal encumbrances and minimum distances, are excluded; however, Seller 1 declares that it is not aware of any such encumbrances on Contractual Object 1. The Parties are aware of the fact that they may obtain information from the construction authorities regarding the minimum distances.

The Parties agree that the respective contractual object is purchased “as is,” i.e. in the current, used and aged condition. Any defects are not to be eliminated by the respective Seller. Buyer’s claims and rights regarding obvious or latent material defects and defects in title of any kind in the contractual objects such as, e.g. size, dimensions, quality of soil, contaminated sites, other environmental damages, potential to be exploited and developed further, as well as the condition of each contractual object, are also excluded. The respective Seller declares that it is not aware of any latent defects. Sellers do not issue any guarantees for the condition of the respective contractual object. Exclusion of liability for material defects shall not apply for willful negligence or malice. Buyer’s claim to settlement from Seller due to contamination and other environmental damages—no matter what the legal reason, particularly from §24(2) BBodSchg (Bundes Bodenschutzgesetz [German Federal Act on Soil Conservation]), §9(2) USchadG (Umweltschadengesetz [German Act on Environmental Damage]), §89, 90 WHG (Wasserhaushaltsgesetz [German Act on Water Balance]) and/or §426 BGB—is excluded.

The liability of each Seller for future deterioration to the respective contractual object that goes beyond normal wear and tear (e.g. fire damages) as of today’s certification until transfer of possession remains unaffected in accordance with this rule. Buyer bears the burden of proof for the fact that deterioration has occurred after today’s certification until transfer of possession. Sellers are not liable for deterioration that constitutes only normal wear and tear or that was foreseeable based on the age and the current structural condition of the respective contractual object. If deterioration is based on an insured event, Buyer must be notified thereof; in this case, the liability of the respective Seller is limited to surrendering the insurance benefit.

Existing building papers (e.g. plans, approval notices) are to be transferred to Buyer after transfer of possession.

Liability for damages from willful negligence or gross negligence of the respective Seller, its legal representatives or assistants remains unaffected, as does the liability for damages from death, bodily injury, or harm to health that are based on the negligence of said individuals, as well as the liability for breach of essential contractual duties (these are duties which must be fulfilled merely to make it possible to properly execute this Sales Contract and compliance with which Buyer may trust).

The respective Seller declares that it is not aware of any commitments or special requirements regarding the guarantee of public funds for the contractual objects.

Additionally, the following is agreed regarding Contractual Object 2: Seller 2 guarantees that it can freely dispose of Contractual Object 2. Buyer is aware of the fact that there may be rights of recovery or preferential claims to Contractual Object 2 (e.g. third-party ownership, such as leasing, leaseback, rights to retention of title). In this regard, Seller 2 guarantees that such rights do not exist at the time of transfer of ownership to Buyer. The Parties are also in agreement that any of Buyer’s claims and rights regarding sold, movable property (also insofar as it might involve essential components or statutory equipment of Contractual Object 1) do not affect the sale of the remaining components of the entire contractual object and in no way entails rescission of the Property Sales Contract.

Should Seller be liable to Buyer under this contract or by operation of law, the relevant claims and rights of Buyer are statute-barred at the end of 12 months as of transfer of possession, provided this is legally permitted.

VI.

Development Costs

Development contributions pursuant to the BauGB (Baugesetzbuch [German Building Code]) and fees pursuant to the municipal revenue law for which a notice was issued by the end of yesterday shall be paid by Seller 1; Buyer shall pay the rest. Buyer is aware of the fact that these kinds of notices may be issued also for expenditures incurred previously. Seller 1 warrants that it is not aware of any unpaid notices and that it also has no knowledge of any expenditures that have not already been definitively charged. Seller 1’s advances are to be settled in Buyer’s final charges; no fee is to be paid for the advance.

VII.

Rights of Rescission, Right of Preemption

1.

Sellers are uniformly and only collectively authorized—without setting a grace period or reminder—to rescind the part of this Sales Contract governed by the law of obligations with regard to the entire contractual object, if Buyer has not paid the deposit amount (Section III.5) in full to Seller 1’s account at the latest by 12/27/2019.

Furthermore, Sellers are uniformly and only collectively authorized to rescind the part of this Sales Contract governed by the law of obligations with regard to the entire contractual object if Buyer is in default, in whole or in part, with payment of the (remaining) purchase price (Section III.1 para. 1) under the rules of this Sales Contract and/or with payment of default interest incurred (Section III.3) and Sellers have set a further, unsuccessful grace period of two weeks for Buyer to settle outstanding amounts and/or Sellers are held liable for the costs to be borne by Buyer under this Sales Contract (e.g. costs of Notary and or the land register, real estate sales tax) and Buyer does not prove to Seller, at its request, payment of the respective costs within two weeks.

Sellers rights of rescission lapse if Buyer has paid the outstanding amount before the respective Seller’s declaration of rescission is received by the Notary (cf. Section VII.3).

If Sellers exercise a right of rescission arising out of this Section 1, the rule on covering costs set forth in Section X continues to apply, wherein Buyer shall also bear the costs of rescission.

2.

Reference has been made to the statutory—partially price-limited—right of preemption pursuant to the BauGB, particularly to its scope, exercise, and effect. Reference has also been made to the “negative certificate” required for properly registering the transfer of title. In the event that the right of preemption is exercised, it is agreed that there is no right to performance of the contract or compensation for damages and, in this case, Sellers are uniformly and collectively authorized to rescind the part of this Sales Contract governed by the law of obligations in relation to the entire contractual object. In the case of such rescission, Seller shall bear the costs within the meaning of Section X for the Notary and the land registry office. This does not apply if a right of preemption under public law is exercised only for secondary partial areas of Contractual Object 1 (e.g. public walkways the property areas that are not built up); in this case, only the relevant partial areas are dropped from Contractual Object 1, without this leading to an adjustment of the purchase price, wherein Seller 1 must surrender to Buyer compensation that Seller 1 actually obtains from the party with the right of preemption due to it being exercised. The above rules apply only to any right of preemption pursuant to the BayNatSchG.

Further, potential statutory rights of preemption were discussed. Indications for the existence of such rights of preemption do not exist, according to information from the Parties.

3.

Any rescission is to be declared in writing to the Notary, who is irrevocably and unconditionally authorized to receive the rescission declaration. After the Notary receives said declaration, the Notary is required promptly to forward a copy of the rescission declaration of one Party to the other Party.

4.

If Sellers exercise a right of rescission from Section VII.1, Sellers, as joint and several creditors, are also entitled to a part of the deposit amount as set forth in Section III.5 in the amount of €500,000.00 (in words: five hundred thousand Euro) as a flat-rate contractual penalty, which is applied to other costs and damages of Sellers.

Buyer’s Submission to Immediate, Mandatory Enforcement

Buyer submits all of its assets to immediate mandatory enforcement of this deed in relation to Sellers, as joint and several creditors, regarding the obligation to pay the flat-rate contractual penalty in the amount of €500,000.00. With regard to the certainty of the enforcement proceedings, default interest from this flat-rate contractual penalty of €500,000.00 in the amount of 9% points above the base interest rate pursuant to §247 BGB p.a. is considered owed to Sellers as of today’s date of certification. Sellers are authorized to have an enforceable copy of this deed of sale issued at any time, at their request, with Buyer’s statement to submit to immediate, mandatory enforcement, without further proofs being required for this. This is not connected with a shift in burden of proof. The Notary shall notify Buyer if an enforceable duplicate of this deed of sale is issued. It is clarified that Sellers may request only payments in accordance with the stipulations of this Sales Contract, even by way of mandatory enforcement.

VIII.

1. Priority Notice of Conveyance

To secure Buyer’s acquisition claim with regard to Contractual Object 1, Seller 1 approves and

r e q u e s t s

that Buyer enter in the land register a priority notice of conveyance for the property detailed in Section I.1.

Simultaneous to execution of conveyance, deletion of the priority notice of conveyance is approved and

r e q u e s t e d,

provided that no entries have been made in in the interim without Buyer’s consent or collaboration.

Execution Instructions Regarding the Priority Notice of Conveyance and Execution of the Sales Contract

The Notary has been unanimously, unilaterally, and irrevocably instructed by the Parties to execute and/or arrange for the execution of this Sales Contract deed, particularly to file a request to register the priority notice of conveyance at the land register office only if Seller 1 has confirmed to the Notary in writing or, alternatively, Buyer has proven by a bank confirmation that the deposit set forth in Section III.5 has been paid in full. Until then, duplicates and certified copies of this deed of sale shall be issued only without the consent declaration set forth in the above paragraph.

Deletion of the Priority Notice of Conveyance

The priority notice of conveyance approved in this Section VIII.1 is subject to conditions precedent; this shall be noted accordingly in the land register with the priority notice of conveyance. The condition precedent is (cumulatively) the receipt (i) of the Notary’s own documents (cf. Section IX) by the land register office, in which it is confirmed that the conditions stated below in letter a) to c) are fulfilled (the content of which does not need to be reviewed by the land register office), and (ii) of a request made by the Notary to the land register office to delete the priority notice of conveyance. The Notary has been unanimously, unilaterally, and irrevocably commissioned and instructed by the Parties promptly to request deletion of the priority notice of conveyance from the land register office and to arrange for it, if the following conditions are met:

a)

Seller 1 has requested the Notary in writing to delete the priority notice of conveyance and has submitted to the Notary documents which conclusively show that Sellers or Buyer have withdrawn from the Sales Contract and/or Buyer’s claim to execute this Sales Contract has lapsed.

b)

The Notary has sent Buyer the request from Seller 1 (including the documents specified above in letter a)) and has requested in writing that Buyer make a statement within a period of 2 weeks after receipt of the request.

c)

Buyer has consented in writing to the deletion or has not objected to the Notary in writing to deletion within the 2-week notice period; if Buyer objects to deletion, then the Notary may not arrange for deletion of the priority notice of conveyance only if Buyer proves to the Notary with a period of a further 2 weeks that Buyer has initiated legal proceedings (proceedings with the scope of temporary legal protection is sufficient) in which deletion of the priority notice of conveyance is allegedly prohibited.

If part of the purchase price is paid, then deletion of the priority notice of conveyance shall occur simultaneous to fulfillment of Buyer’s corresponding refund claim for said purchase price amount—subject to the rule in Section VII.4.

2. Conveyance

Seller 1 and Buyer are in agreement about the transfer of ownership of Contractual Object 1 as set forth in Section II.1. Seller 1 approves and Buyer

r e q u e s t s

that the legal change be entered in the land register.

Execution Instructions Regarding Conveyance

The Parties instruct the Notary to request transfer of ownership only if full payment of the purchase price to Seller has been confirmed by one of Sellers or has been proven to the Notary. The Parties waive their right to make the request independently. Prior to the specified point in time, only certified copies and duplicates without conveyance may be issued. Sellers agree to promptly confirm in writing to the Notary that the purchase price and any default interest has been paid in full.

IX.

The Parties—each separately and alone—commission and authorize the Notary:

-	to execute this Sales Contract in every respect; partial execution of this Sales Contract is permitted, provided that nothing to the contrary is stated in this Sales Contract;
-

to obtain and receive declarations on releasing encumbrances as well as all official permits and notices required for executing the deed, particularly the “negative certificates” on the right of preemption;

-	to apply for permits; permits without restrictions and conditions should be deemed communicated and legally effective upon receipt by the Notary.

Furthermore, the Notary is authorized to represent the Parties unreservedly in the land register procedure. The officiating Notary’s powers and authorizations put down in writing in this Sales Contract apply accordingly for their partners, officially appointed representatives and successors. They must also follow the specifications on processing the Sales Contract, which are put down in writing in this Sales Contract.

Execution Instructions Regarding the Priority Notice of Conveyance and Execution of the Sales Contract

Reference is made to the Execution Instruction in Section VIII.1.

X.

All costs incurred from this contract and its execution, including any costs for permits and real estate sales tax shall be covered by Buyer, provided that nothing to the contrary is stated in this Sales Contract. However, Seller 1 shall cover any additional costs because of releasing encumbrances.

Duplicate of this deed shall be received by:

– all Parties

– the land register office (2, in excerpts)

– the German tax office - real estate tax office

– expert committees

– any of Buyer’s financial creditors

– Attorney Mr. Philip G Wiljan via email.

XI.

The Parties have been notified that

- non-certified agreements are invalid and may entail the invalidity of the contract;

- ownership of Contractual Object 1 transfers only upon entry in the land register and this may take place only if the required permits and statements on preemption rights as well as the clearance certificate from the German Tax Office have been issued and all costs have been paid;

- The contractual property and the Parties are liable for costs taxes, public fees, charges, and development contributions;

- the Notary does not review business questions, e.g. the fairness of service and return service, the Parties’ creditworthiness, or tax effects;

- for soil contamination or contaminated sites, there are liability risks for all Parties under the BBodSchG;

- any advance performance from one side is a matter of trust; security options were mentioned in detail.

Reference was made to a possible tax obligation for the sale of company assets, as well as to other tax questions (e.g. regarding the UStG). The Notary, however, does not provide any tax advice. It was recommended that tax advice be obtained prior to entering into today’s certification. The Parties further state that they have obtained tax advice.

Furthermore, reference was made to the fact that property-related insurance normally transfers to Buyer without timely termination. Prior to transfer of possession, Buyer should clarify insurance coverage and its continuation with the insurer.

Reference was made to legal questions and questions of doubt regarding agreements in the present deed (plus Addenda), e.g. regarding the Lease Agreement. The request is nonetheless made to provide unamended certification.

Foreign law, particularly the law of the USA, might apply regarding the present deed. The Notary is not familiar with foreign law. The Parties do not desire to call in a foreign attorney or an expert opinion report from a scientific institution, but instead insist on immediate certification and release the Notary from any liability.

The contracting Parties confirm their joint understanding that German law is applicable to this contract. As a precaution, they agree to the application of German law.

XII.

Consent of Shareholders of Seller 1 and 2

The consent of the shareholders of Seller 1 and Seller 2 is required for the present deed.

Party 1 who appeared declares that the required shareholders’ resolution from the shareholders of Seller 1 and of Seller 2, in which it consents to the sale of the respective contractual objects to Buyer, was drafted on 12/10/2019. A copy thereof has been provided to Buyer.

XIII.

Rule for Contractual Object 1 and Contractual Object 2

The Parties are in agreement that the sale of Contractual Object 1 and of Contractual Object 2 is the subject matter of a legal and economically uniform Sales Contract. Execution, amendment, and rescission of this Sales Contract may, therefore, take place only wholly and uniformly for the entire contractual object, provided that nothing to the contrary is stated in this Sales Contract.

It is clarified that Seller’s obligations resulting from this Sales Contract basically extend only to the contractual object that the respective Seller is selling to Buyer as set forth in Section II. There is no joint and several liability of one Seller for the obligations of the other Seller in relation to Buyer arising out of and in connection with this deed of sale.

XIV.

The Parties agree to the confidentiality of the facts relating to entering into this contract, to the purchase price, as well as to the content of this Sales Contract, provided that this non-disclosure agreement is not in conflict with any legal or official obligation on disclosure and announcement (including on the basis of the U.S. Securities Laws), with enforceable court decisions, or with agreements under German company law, or disclosure is required to execute this Sales Contract or to enforce claims under this Sales Contract. This non-disclosure agreement applies even if this Sales Contract is rescinded—no matter the reason.

XV.

Should one or several provisions of this Sales Agreement be or become invalid or unenforceable, the other provisions are unaffected thereby, if in doubt. The Parties agree to replace the invalid or unenforceable provision by a provision that comes as close as possible to the actual and/or business content of the invalid or unenforceable provision in a permitted way. The same shall apply in the case of loopholes. If it is necessary to create a supplemental document for this, the Parties agree to be involved in that.

XVI.

Sellers state that the solar cell system located on contractual property 1 belongs to Seller 2 (see Addendum 2). It is a pillar-mounted system.

XVII.

Reference is made to all Addenda. Plans and images were submitted for inspection. Additionally, the Addenda were read aloud, unless otherwise provided in the deed.

Addendum 1 is submitted for inspection.

Addenda 2, 3, and 4 were read aloud. Addendum 2 in the primary deed is identical with Addendum 1 in the Lease Agreement.

Reference is made to Addendum 5; it is appended to this record. The Parties refrain from having them read aloud. The Addendum was submitted to the Parties for acknowledgement and has been signed by them on every page.

The record was read aloud in the presence of the Notary, approved by the Parties and signed by hand.

Attestations to power of

representation

After having inspected the Commercial Register of the Augsburg District Court on today’s date, I attest to the following:

1.

-	ExOne Property GmbH, with the registered office in Gersthofen, is entered in the Commercial Register under HRB 2 8 1 1 9;
-

Mr. Eric Bader, as the sole managing director, is authorized to represent this GmbH with the power to conduct legal transactions on behalf of the company with itself, on his own behalf or as a representative of a third party.

2.

-	ExOne GmbH, with the registered office in Gersthofen, is entered in the Commercial Register under HRB 2 0 0 3 6;
-

Mr. Eric Bader, as the managing director with power of sole representation, is authorized to represent this GmbH with the power to conduct legal transactions on behalf of the company with itself, on his own behalf or as a representative of a third party.

3.

-	Solidas Immobilien und Grundbesitz GmbH, with the registered office in Augsburg, is entered in the Commercial Register under HRB 2 2 2 9 0;
-

Mr. Anton Kopp, as the managing director with power of sole representation, is authorized to represent this GmbH with the power to conduct legal transactions on behalf of the company with itself, on his own behalf or as a representative of a third party.

Augsburg, on December 10, 2019

Bernhard Hille

Notary

2095_19_EN